Exhibit 10.21
HALOZYME THERAPEUTICS, INC.
SEVERANCE POLICY
     Under the Severance Policy of Halozyme Therapeutics, Inc. (the “Company”), the particular amount of cash severance for an employee terminated by the Company without cause will generally be dictated by the employee’s position in the organization as well as the seniority of that employee. The Severance Policy is applicable to members of senior management in the following respects: (i) the cash severance for the Chief Executive Officer (the “CEO”) will be equal to the CEO’s then-current annual base salary; (ii) the cash severance for other Company officers will be equal to one half of the then-current annual base salary for such officers; and (iii) the cash severance for non-officer Vice Presidents will initially be equal to ten weeks worth of the then-current annual base salary for such employee, provided that the employee will get an additional two weeks of severance pay for each year of employment with the Company (up to a maximum of 26 weeks). In addition to cash severance payments, which will be made in a lump sum payment, the Company will also pay certain health coverage costs during the term of the applicable severance period. Despite the establishment of the Severance Policy, however, the Board of Directors retains the right to amend, alter or terminate the Severance Policy at any time and an employee’s eligibility for severance payments will be conditioned upon that employee releasing the Company for any claims relating to their employment (including the termination of employment).